DESIGNATIONS OF THE PREFERENCES,
LIMITATIONS, AND RELATIVE RIGHTS
OF
SERIES A PREFERRED STOCK
OF
STWC HOLDINGS, INC.

Pursuant to the authority expressly granted to and vested in the Board of Directors of STWC Holdings, Inc. (the “Corporation”) under the Colorado Business Corporation Act and by Paragraph 3(b) of the Capital Stock provisions of Section 5 of the Corporation’s Articles of Incorporation (the “Articles”), there is hereby created, and the Corporation is hereby authorized to issue, a series of preferred stock, $.00001 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

1. Designation and Number of Shares.  The series will be known as the Series A Preferred Stock (the “Series A Preferred Stock”) and will be a series consisting of 15,000,000 shares of the authorized but unissued preferred stock of the Corporation, having a par value of $0.00001 per share.  Such number of shares of Series A Preferred Stock (each a “Share” and, collectively, the “Shares”) may be increased or decreased by the Board of Directors of the Corporation from time to time, provided that the number of Shares shall not be decreased below the number of Shares then issued and outstanding, plus the number of Shares of such series reserved for issuance upon exercise of outstanding rights, options or warrants or upon the conversion or exchange of outstanding securities issued by the Corporation, nor increased above the amount authorized in the Articles of Incorporation of the Corporation.

2. Dividends.  The Holders of the Series A Preferred Stock shall participate with the holders of Common Stock pari passu in any dividends paid or set aside for payment so that holders of the Series A Preferred Stock shall receive with respect to each share of Series A Preferred Stock an amount equal to (x) the dividend payable with respect to each share of Common Stock multiplied by (y) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for such dividend. Except as proved in this Section 2, the holders of the Series A Preferred Stock shall not be entitled to receive any dividends, whether in cash, stock, or otherwise, with respect to any issued and outstanding shares of Series A Preferred Stock.

3. Liquidation Right.  In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of shares of Series A Preferred Stock then outstanding shall participate with the holders of Common Stock pari passu and shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to (x) the liquidation amount payable with respect to each share of Common Stock multiplied by (y) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for such liquidation distribution.

4. Super Voting Rights.

a. Preferred Stock Voting Rights.  Each Share of Series A Preferred Stock shall entitle the Holder thereof to vote with the holders of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action, consideration or consent, whether at any special or annual meeting of stockholders, by written action of stockholders in lieu of a meeting (to the extent permitted by the Articles of Incorporation and the Colorado Business Corporation Act), or otherwise.  With respect to any such vote, each Share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to participate in such vote shall entitle the Holder thereof to cast 50 votes, subject to adjustment pursuant to subsection (c) of this Section 4 (such number of votes, the “Preferred Stock Voting Ratio”).

b. Limitations on Amendments to the Certificate of Designation.  For so long as any Shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for such purpose, given in person or by proxy, by Holders holding, in the aggregate, at least a majority of the outstanding shares of Series A Preferred Stock (excluding any Shares held of record in the name of the Corporation or any of its subsidiaries), voting as a separate class, amend, alter or repeal (including by means of a merger, consolidation or otherwise) any provision of the Articles of Incorporation or this Certificate of Designation that would alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner adverse to the Holders of Shares of Series A Preferred Stock.  In any case in which the Holders of Series A Preferred Stock shall be entitled to vote as a separate class pursuant to this Certificate of Designation, the Articles of Incorporation or Colorado law, each Holder shall be entitled to one vote for each Share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

c. Stock Splits, Subdivisions, Reclassifications or Combinations.  In the event that the Corporation, at any time from and after the date of this Certificate of Designation, (i) pays any dividends or distributions with respect to the Common Stock, in the form of additional shares of Common Stock, or (ii) subdivides (by stock split, recapitalization, or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event, shall be proportionally increased.  In the event that the Corporation, at any time from and after the date of this Certificate of Designation, combines (by reverse stock split, recapitalization, or otherwise) the outstanding Common Stock into a smaller number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event shall be proportionally decreased.  Any adjustment under this subsection (c) of this Section 4 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective, and successive adjustments shall be made, without duplication, whenever any such dividend, subdivision or combination shall occur.

d. Statement Regarding Adjustments.  Promptly following any adjustment to the Preferred Stock Voting Ratio as provided in subsection (c) of this Section 4, the Corporation shall (i) file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, and, as applicable, the Preferred Stock Voting Ratio that shall be in effect after such adjustment, and (ii) deliver a copy of such statement to each Holder.

5. No Redemption Rights.   The Corporation shall not have the right to redeem outstanding Shares of Series A Preferred Stock.

6. Conversion Rights.  The Holders of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

a. Right to Convert.  At any time, or from time to time, the Holder of any shares of Series A Preferred Stock may, at such Holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such person into fully paid and nonassessable shares of Common Stock.  Each share of Series A Preferred Stock to be converted shall convert into one share of Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus the amount of accrued but unpaid dividends.  In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Holders of Series A Preferred Stock; provided, however, the shares of Series A Preferred Stock shall be considered to be convertible for purposes of clause (ii) of the last sentence of Section 3(b).  In the event of such a liquidation, dissolution or winding up, the Corporation shall provide to each Holder of shares of Series A Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall be sent at least 20 days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

b. Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

i. Holder’s Delivery Requirements.  To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the Holder thereof shall (A) transmit for receipt on or prior to 5:00 p.m., Colorado time, on such date, a copy of a fully-executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Corporation, and (B) surrender to a common carrier for delivery to the Corporation as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an Affidavit of Loss with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

ii. Corporation’s Response.  Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall promptly send, via email, a confirmation of receipt of such Conversion Notice to such Holder.  Upon receipt by the Corporation of a copy of the fully-executed Conversion Notice, the Corporation shall issue and deliver or cause its Transfer Agent to issue and deliver, as applicable, the Conversion Shares within three business days following the date of receipt by the Corporation of the fully-executed Conversion Notice (such third business day being the “Delivery Date”).   If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at the Corporation’s expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

iii. Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of the stock register for the Common Stock on the Conversion Date.

c. No Impairment.  The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of the Series A Preferred Stock against impairment

d. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the Holder of record at its address appearing on the books of the Corporation.  The Corporation will give written notice to each Holder of Series A Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Stock, (b) with respect to any pro rata subscription offer to Holders of Common Stock, or (c) for determining rights to vote with respect to any organic change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such Holder prior to such information being made known to the public.  The Corporation will also give written notice to each Holder of Series A Preferred Stock at least 20 days prior to the date on which any organic change, dissolution, liquidation or winding-up will take place; provided, however, that in no event shall such notice be provided to such Holder prior to such information being made known to the public.

e. Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

f. Reservation of Common Stock.  The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.  The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each Holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be.

g. Retirement of Series A Preferred Stock.  Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to such Holder at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 6(b)(ii).

h. Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, use its best efforts to as expeditiously as possible, secure such registration, listing or approval, as the case may be.

i. Mandatory Conversion.  In the event of the death, incapacity, or dissolution of a Holder of any issued and outstanding shares of Series A Preferred Stock, the shares of Series A Preferred Stock held by that person are automatically converted into shares of Common Stock as set forth in this Section 6.  For purposes of this section, “incapacity” means the lack of competent physical and mental faculties or the absence of legal capability to perform an act either or both of which result in an incapacity to exercise all the legal rights ordinarily possessed by an average person under similar circumstances as the stockholder, as determined by a physician duly licensed to practice medicine in the state in which the stockholder is resident, either permanently or temporarily, at the time of the determination.

7. No Transferability.  Notwithstanding the death, disability, or dissolution of the person holding shares of Series A Preferred Stock, the issued and outstanding shares of Series A Preferred Stock held by that person shall not be transferrable on the stock records of the Corporation.  Any attempt to transfer issued and outstanding shares of Series A Preferred Stock shall be null and void ab initio.

8. No Implied Limitations.  Except as otherwise provided by express provisions of this Certificate of Designation, nothing herein shall limit, by influence or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of preferred stock and to fix or alter any terms thereof to the full extent provided in the Articles of Incorporation of the Corporation.

9. Protective Provisions.  In addition to any other rights provided by law, without first obtaining the affirmative vote or written consent of the Holders of a majority of the then-outstanding Shares of Series A Preferred Stock, the Corporation shall not amend or repeal any provision of, or add any provision to, this Certificate of Designation or the Articles of Incorporation, as amended from time to time, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock.

10. Definitions.  As used in this Certificate of Designation, the following terms shall have the following meanings:

“Common Stock” means the common stock, par value $0.00001 per share, of the Corporation.

“Holder” means a holder of record of one or more Shares, as reflected in the stock records of the Corporation or the Transfer Agent, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the Shares for all purposes.

“Transfer Agent” means the transfer agent that may be appointed from time to time by the Corporation to maintain a register and record transfers of record ownership of the Shares.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of STWC Holdings, Inc. this 3rd day of October 2019.

/s/ Erin Phillips
                              Erin Phillips, Chief Executive Officer

EXHIBIT I
STWC HOLDINGS, INC.
CONVERSION NOTICE
Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of STWC Holdings, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.00001 per share (the “Preferred Stock”), of STWC Holdings, Inc., a Colorado corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.00001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.
Date of Conversion:
Number of shares of Preferred Stock to be converted:
Stock certificate no(s). of Preferred Stock to be converted:
The shares of Common Stock issuable upon such conversion have been sold pursuant to the Registration Statement: YES ____ NO____
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:
Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Corporation, in the following name and to the following address:
Issue to:

Facsimile Number:
Authorization:
By:
Title:
Dated:

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